Exhibit 99.1

Artisoft Announces Change in Listing from Nasdaq

CAMBRIDGE, MA — November 18, 2003 — Artisoft®, Inc., developer of the first software-based phone system, today announced its Common Stock will be delisted from the Nasdaq SmallCap Market, effective with the open of business on Wednesday, November 19, 2003.  The Company’s Common Stock is eligible for quotation on the OTC Bulletin Board effective with the open of business on November 19, 2003.  Nasdaq advised the Company that, as the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2003 reported total shareholders’ equity below the required minimum of $2.5 million, the Company had not satisfied the requirement for continued listing.

“As an early stage company, it has become impractical for Artisoft to meet the continuing listing requirements of Nasdaq,” said Steve Manson, Artisoft’s president and CEO. “Our priorities are to continue managing the significant growth we are experiencing and to capitalize on the large market opportunities in front of us. With five consecutive quarters of solid revenue growth and a strong cash position, Artisoft is well positioned for success.”

About Artisoft
Artisoft Inc. is a leading developer of open, standards-based telephone systems that bring together voice and data for more powerful and productive communications. Artisoft’s TeleVantage delivers greater functionality, flexibility and value than proprietary PBXs to a variety of customers, from small offices to large enterprise organizations with sophisticated call centers. The company’s innovative products have consistently garnered industry recognition for technical excellence, winning more than 30 awards. The company distributes its products and services worldwide through a dedicated and growing channel of authorized resellers. For more information, please call 800-914-9985 or visit our website at http://www.artisoft.com.

Forward-Looking Statements

This release contains forward-looking statements based on current expectations or beliefs, as well as a number of assumptions about future events, and these statements are subject to important facts and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. The forward-looking statements in this release address a variety of subjects, including, without limitation, the listing of the Company’s Common Stock and the Company’s business prospects. The following factors, among others, could cause actual results to differ materially from those described in these forward- looking statements:  only market makers in the Company’s Common Stock, and not the Company, may apply for quotation of the Company’s Common Stock on the OTC Bulletin Board; the availability of additional financing on terms acceptable to the Company or at all, risks associated with the Company’s strategic alliances, the impact of competitive products and pricing, product demand and market acceptance risks, the presence of competitors with greater financial resources, product development and commercialization risks, costs associated with integration and administration of acquired operations, capacity and supply constraints or difficulties and other factors detailed in the Company’s filings with the Securities and Exchange Commission including its most recent filings on Form 10-K and Form 10-Q.

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Artisoft and TeleVantage are registered trademarks of Artisoft, Inc. All other company and product names mentioned may be trademarks or registered trademarks of the respective companies with which they are associated.

For additional information, contact:
Financial Community:	Media Community:
Duncan Perry	Mary Ellen Quinn
617-354-0600 x201	617-354-0600 x342
dperry@artisoft.com	mquinn@artisoft.com